UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2026

Advantage Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38990	83-4629508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7676 Forsyth Boulevard, Fifth Floor
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

(314) 655-9333

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of any registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A common stock, par value $0.0001 par value per share	ADV	NASDAQ Global Select Market

Indicate by check mark whether any registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement.

On March 11, 2026 (the “Settlement Date”), Advantage Sales & Marketing Inc. (the “Company”), an indirect subsidiary of Advantage Solutions Inc. (the “Parent”), completed the Company’s previously announced offer (the “Exchange Offer”) to exchange any and all of its outstanding 6.50% Senior Secured Notes due 2028 (the “Existing Notes”) for a combination of Company’s newly issued 9.000% Senior Secured Notes due 2030 (the “New Notes”) and cash, and a related consent solicitation (the “Consent Solicitation”) to adopt certain proposed amendments to the indenture governing the Existing Notes (the “Existing Notes Indenture”) to eliminate substantially all of the affirmative and negative covenants, mandatory offers to purchase, change of control provisions, and events of default provisions, and remove certain other provisions contained in the Existing Notes Indenture (the “Proposed Amendments”), to terminate the guarantees provided by the guarantors of the Existing Notes (the “Guarantor Release”) and to release all of the collateral securing the Existing Notes (the “Collateral Release”). The Exchange Offer and Consent Solicitation were made pursuant to, and subject to the terms and conditions set forth in, the Confidential Offering Memorandum and Consent Solicitation Statement, dated February 9, 2026.

The Exchange Offer and Consent Solicitation expired at 5:00 p.m. (New York City time) on March 9, 2026 (the “Expiration Date”). As of the Expiration Date, based on information provided by Global Bondholder Services Corporation, the exchange agent and information agent for the Exchange Offer and Consent Solicitation, holders had validly tendered (and not validly withdrawn) $590.58 million aggregate principal amount of Existing Notes, representing greater than 99% of the total principal amount of Existing Notes outstanding (the “Tendered Notes”), and delivered their related consents to the Proposed Amendments, Guarantor Release and Collateral Release.

On the Settlement Date, the Company paid an aggregate of approximately $43.7 million in cash consideration and issued an aggregate principal amount of approximately $559.1 million of New Notes in exchange for the Tendered Notes.

The New Notes Indenture

The New Notes were issued pursuant to an indenture, dated as of March 11, 2026 (the “New Notes Indenture”), by and among the Company, the guarantors party thereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee and collateral agent.

Interest and maturity. Interest on the New Notes is payable semi-annually in arrears on May 15 and November 15 at a rate of 9.000% per annum, commencing on May 15, 2026. The New Notes will mature on November 15, 2030.

Guarantees. The New Notes are guaranteed by Karman Intermediate Corp. and each of the Company’s direct and indirect wholly owned material U.S. subsidiaries and Canadian subsidiaries that guarantee the new term loan facility as part of the Term Loan Transactions (as defined below) (the “New Term Loan Facility”).

Security and Ranking. The New Notes and the related guarantees are the general, senior secured obligations of the Company and the Guarantors, and are (a) secured on a first-priority basis, equally and ratably with all parity lien indebtedness of the Company and the Guarantors (including the New Term Loan Facility), by security interests on fixed asset collateral, and (b) secured on a second-priority basis, equally and ratably with all parity lien indebtedness of the Company and the Guarantors (including the New Term Loan Facility), by security interests in current asset collateral, in each case, subject to certain limitations and exceptions and permitted liens.

Optional redemption and repurchase of the New Notes. Upon not less than 10 nor more than 60 days’ notice, the Company may redeem the New Notes, in whole at any time or in part from time to time, at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The holders of New Notes will also have the right to require the Company to purchase their New Notes upon the occurrence of specific kinds of changes of control, subject to certain exceptions, at a price equal to 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. If the Company or any of its restricted subsidiaries sells assets, under certain circumstances, the Company must offer to use the net proceeds to make an offer to purchase the New Notes at an offer price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the repurchase date. If the Company generates excess cash flow, the Company must use 75% of such excess cash flow (such percentage subject to reduction as set forth in the New Notes Indenture) to make an offer to repurchase the New Notes (together with other applicable parity lien indebtedness) at an offer price in cash equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest, if any, to, but not including, the repurchase date.

In connection with (x) any offer to purchase New Notes or (y) any offer to exchange all (but not less than all) New Notes for consideration consisting of cash, debt securities, or any combination thereof, if holders of not less than 90% in aggregate principal amount of the outstanding New Notes are purchased or exchanged by the Company, or any third party purchasing, exchanging, or acquiring in lieu of the Company, all of the holders of the New Notes will be deemed to have consented to such tender or other offer and, accordingly, the Company or such third party will have the right to purchase or exchange, as applicable, all New Notes that remain outstanding following such initial purchase or exchange, as applicable, (i) in the case of a tender offer or other offer to purchase, at the same price offered to such holders in such purchase (excluding any early tender premium, to the extent paid in connection with a tender offer in which the early tender deadline has expired, or accrued and unpaid interest paid to such holders), or (ii) in the case of an exchange offer, for the same consideration provided in such exchange offer (excluding any early exchange premium, to the extent paid in connection with an exchange offer in which the early exchange deadline has expired, or accrued and unpaid interest paid to such holders), plus, in each case, accrued and unpaid interest, if any, on such New Notes to, but excluding, the date of purchase, or exchange (subject to the right of holders of New Notes of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the date of purchase or exchange).

Restrictive covenants. The New Notes are subject to covenants that, among other things limit the Guarantors’, the Company’s and its restricted subsidiaries’ ability to: (i) incur additional indebtedness or guarantee indebtedness; (ii) pay dividends or make other distributions in respect of, or repurchase or redeem, their capital stock; (iii) prepay, redeem or repurchase certain indebtedness; (iv) issue certain preferred stock or similar equity securities; (v) make loans and investments; (vi) sell or otherwise dispose of assets; (vii) incur liens; (viii) enter into transactions with affiliates; (ix) enter into agreements restricting their subsidiaries’ ability to pay dividends; and (x) consolidate, merge or sell all or substantially all of their assets. Most of these covenants will be suspended, and the guarantees provided by the Guarantors released, for so long as the New Notes have certain investment grade ratings, subject to certain exceptions.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the New Notes Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Senior Secured Credit Facilities

In connection with the consummation of the Term Loan Transactions (as defined below), the Company (i) amended its existing senior secured asset-based revolving credit facility (the “Amended Revolving Credit Facility”) and (ii) entered into a new secured first lien term loan credit facility in an aggregate principal amount of approximately $1.035 billion (the “New Term Loan Facility”).

Amended Revolving Credit Facility

The Company’s Amended Revolving Credit Facility provides for revolving loans and letters of credit in an aggregate amount of up to $500.0 million, subject to borrowing base capacity. Letters of credit are limited to the lesser of (a) $150.0 million and (b) the aggregate unused amount of commitments under the Company’s Amended Revolving Credit Facility then in effect. Loans under its Amended Revolving Credit Facility may be denominated in either U.S. dollars or Canadian dollars. Bank of America, N.A., will act as administrative agent and ABL Collateral Agent. The Company’s Amended Revolving Credit Facility matures on the earlier of (i) January 18, 2030 and (ii) 91 days prior to the earlier of the maturity date of the New Term Loan Facility and the maturity date of the New Notes. The Company may use borrowings under their Amended Revolving Credit Facility to fund working capital and for other general corporate purposes, including permitted acquisitions and other investments.

Borrowings under the Company’s Amended Revolving Credit Facility are limited by borrowing base calculations based on the sum of specified percentages of eligible accounts receivable plus specified percentages of qualified cash, minus the amount of any applicable reserves. Borrowings will bear interest at a floating rate, which can be either adjusted SOFR plus an applicable margin or, at its option, a base rate plus an applicable margin. The applicable margins for the Amended Revolving Credit Facility are 1.75%, 2.00% or 2.25%, with respect to SOFR borrowings and 0.75%, 1.00% or 1.25%, with respect to base rate borrowings, in each case depending on average excess availability under the Amended Revolving Credit Facility. The Company’s ability to draw under its Amended Revolving Credit Facility or issue letters of credit thereunder will be conditioned upon, among other things, its delivery of prior written notice of a borrowing or issuance, as applicable, its ability to reaffirm the representations and warranties contained in the credit agreement governing its Amended Revolving Credit Facility and the absence of any default or event of default thereunder.

The Company’s obligations under its Amended Revolving Credit Facility are guaranteed by the Guarantors. The Company’s Amended Revolving Credit Facility is secured by a lien on substantially all of the Company’s and the Guarantors’ assets (subject to certain permitted exceptions). The Company’s Amended Revolving Credit Facility has a first-priority lien on the current asset collateral and a second-priority lien on security interests in the fixed asset collateral (second in priority to the liens securing the New Notes and its New Term Loan Facility discussed below), in each case, subject to other permitted liens.

The following fees will be applicable under the Company’s Amended Revolving Credit Facility: (i) an unused line fee of 0.375% or 0.250% per annum of the unused portion of its Amended Revolving Credit Facility, depending on average excess availability under the Amended Revolving Credit Facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit equal to the applicable margin for adjusted SOFR loans, as applicable; and (iii) certain other customary fees and expenses of the lenders and agents thereunder.

The Company’s Amended Revolving Credit Facility contains customary covenants, including, but not limited to, restrictions on the ability of the Guarantors, the Company and its subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of any junior indebtedness, enter into transactions with affiliates or change its line of business. The Company’s Amended Revolving Credit Facility will require the maintenance of a fixed charge coverage ratio (as set forth in the credit agreement governing its Amended Revolving Credit Facility) of 1.00 to 1.00 at the end of each fiscal quarter when excess availability is less than the greater of $25 million and 10% of the lesser of the borrowing base and maximum borrowing capacity. Such fixed charge coverage ratio will be tested at the end of each quarter until such time as excess availability exceeds the level set forth above.

The Company’s Amended Revolving Credit Facility provides that, upon the occurrence of certain events of default, its obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy, insolvency, corporate arrangement, winding-up, liquidation or similar proceedings, material money judgments, material pension-plan events, certain change of control events and other customary events of default.

New Term Loan Facility

The New Term Loan Facility consists of a term loan facility denominated in US dollars in an aggregate principal amount of approximately $1.035 billion. Borrowings under the Company’s New Term Loan Facility amortize in equal quarterly installments in an amount equal to 2.50% per annum of the principal amount. Borrowings will bear interest at a floating rate, which can be either adjusted SOFR plus an applicable margin or, at the Company’s option, a base rate plus an applicable margin. The applicable margins for the New Term Loan Facility 6.00%, with respect to SOFR borrowings and 5.00%, with respect to base rate borrowings.

The Company may voluntarily prepay loans or reduce commitments under its New Term Loan Facility, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty.

The Company will be required to prepay its New Term Loan Facility with 100% of the net cash proceeds of certain asset sales subject to certain reinvestment rights, 100% of the net cash proceeds of certain debt issuances and 75% of excess cash flow (such percentage subject to reduction based on the achievement of specific first lien net leverage ratios).

The Company’s obligations under its New Term Loan Facility are guaranteed by the Guarantors. The Company’s New Term Loan Facility is secured by a lien on substantially all of the Company’s and the Guarantors’ assets (subject to certain permitted exceptions). The Company’s New Term Loan Facility has a first-priority lien on the fixed asset collateral (equal in priority with the liens securing the New Notes) and a second-priority lien on security interests in the current asset collateral (second in priority to the liens securing the Amended Revolving Credit Facility), in each case, subject to other permitted liens.

The Company’s New Term Loan Facility contains certain customary negative covenants, including, but not limited to, restrictions on the ability of the Guarantors, the Company and its restricted subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, pay dividends or make other restricted payments, sell or otherwise transfer assets or enter into transactions with affiliates.

The Company’s New Term Loan Facility provides that, upon the occurrence of certain events of default, its obligations thereunder may be accelerated. Such events of default will include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy, insolvency, corporate arrangement, winding-up, liquidation or similar proceedings, material money judgments, change of control and other customary events of default.

The foregoing descriptions of the Amended Revolving Credit Facility and the New Term Loan Facility are qualified in their entirety by the copies of the credit agreements related thereto, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Effectiveness of Supplemental Indenture

As of the Expiration Date, all conditions to the Exchange Offer and Consent Solicitation were satisfied or waived. As previously announced, following receipt of the requisite consents in the Consent Solicitation, the Company, the guarantors of the Existing Notes and the trustee and collateral agent under the Existing Notes Indenture entered into a supplemental indenture (the “Supplemental Indenture”) to give effect to the Proposed Amendments, the Guarantor Release and the Collateral Release.

The Proposed Amendments, the Guarantor Release and the Collateral Release became operative on the Settlement Date.

The foregoing description of the Supplemental Indenture does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Supplemental Indenture, a copy of which is incorporated by reference to Exhibit 4.1 to the Parent’s Current Report on Form 8-K filed with the SEC on February 24, 2026 as Exhibit 4.3 hereto.

Item 1.02	Termination of Definitive Agreement.

Cancellation of Existing Notes

On the Settlement Date, the Company caused the Tendered Notes accepted for exchange to be delivered to the trustee for cancellation. The Tendered Notes represented 99.24% of the previously outstanding Existing Notes.

Termination of Existing First Lien Credit Agreement

Concurrently with the Exchange Offer and Solicitation of Consents, the Company is also conducting (i) a solicitation of consents from the lenders under the Company’s term loan facility (the “Existing Term Loan Facility”) outstanding under the First Lien Credit Agreement, dated as of October 28, 2020, by and among the Company, Karman Intermediate Corp., the guarantors party thereto, each lender from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent (as amended, restated, supplemented or otherwise modified from time to time, the “Existing First Lien Credit Agreement”) to adopt certain proposed amendments to the Existing First

Lien Credit Agreement and (ii) an offer to lenders under the Existing Term Loan Facility to prepay their Existing Term Loans in exchange for new term loans under a new term loan facility and certain cash consideration (clauses (i) and (ii) together, the “Term Loans Transactions”). As of March 9, 2026, lenders representing 100% in aggregate principal amount of such Existing Term Loans have agreed to support and participate in the Term Loans Transactions, on the terms and subject to the conditions set forth in that certain Transaction Support Agreement, dated as of February 6, 2026, by and among the Company, certain of the Parent’s subsidiaries and certain holders of the Existing Notes and certain lenders under the Existing Term Loan Facility filed with the SEC on Form 8-K on February 9, 2026.

On March 11, 2026, in connection with the Term Loans Transactions, the Existing First Lien Credit Agreement is terminated and liens under such agreement in favor of the lenders party thereto are released.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

The Exchange Offer and Consent Solicitation were made, and the New Notes were offered and issued, pursuant to an exemption from the registration requirements of the Securities Act, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, and were also not registered under any state or foreign securities laws.

The information contained in this Current Report on Form 8-K is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security and does not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements that are based on current expectations, estimates, forecasts and projections about the Parent, the Parent’s future performance, the Parent’s business, the Parent’s beliefs and the Parent’s management’s assumptions. They also include statements regarding the Parent’s intentions, beliefs, or current expectations concerning, among other things, the Exchange Offer and Consent Solicitation and the issuance of the New Notes, the Settlement Date, and other information that is not historical information. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume” and “continue” as well as variations of such words and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain such terms. These statements are not guarantees of future performance, and they involve certain risks, uncertainties and assumptions that are difficult to predict. The Parent has based its forward-looking statements on its management’s beliefs and assumptions based on information available to the Parent’s management at the time the statements are made. The Parent cautions you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by its forward-looking statements. More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in “Risk Factors” of the Parent’s Annual Report on Form 10-K for the year ended December 31, 2025. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, the Parent does not have any intention or obligation to update publicly any forward-looking statements after the distribution of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of March 11, 2026, among Advantage Sales & Marketing Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent.

4.2	Form of 9.000% Senior Secured Notes due 2030 (included in Exhibit 4.1).

4.3	Second Supplemental Indenture, dated as of February 23, 2026, by and among Advantage Sales & Marketing Inc., the guarantors party thereto, and Wilmington Trust, National Association, as trustee and collateral agent (incorporated by reference to Exhibit 4.1 to Advantage Solutions Inc.’s Current Report on Form 8-K filed with the SEC on February 24, 2026).

10.1	ABL Revolving Credit Agreement, dated as of March 11, 2026, by and among Advantage Sales & Marketing Inc., the guarantors party thereto, the lenders and issuing banks from time to time party thereto, as amended.*

10.2	Super Priority Credit Agreement, dated as of March 11, 2026, by and among Advantage Sales & Marketing Inc., Karman Intermediate Corp., the other guarantors party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto.*

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and other attachments have been omitted from this filing and will be furnished to the Securities and Exchange Commission supplementally upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADVANTAGE SOLUTIONS INC.

Dated: March 11, 2026	By:	/s/ Christopher Growe
Christopher Growe
Chief Financial Officer